CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2015, relating to the financial statements and financial highlights of Granite Value Fund, a series of Valued Advisers Trust, for the year ended October 31, 2015, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 25, 2016

COHEN FUND AUDIT SERVICES, LTD. | 1350 EUCLID AVE., SUITE 800 | CLEVELAND, OH 44115-1877 | 216.649.1700

Registered with the Public Company Accounting Oversight Board.